Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Visteon Corporation, and the prospectus related hereto, of our report dated January 22, 2004 relating to the financial statements and financial statement schedule of Visteon Corporation, which report appears in the Annual Report on Form 10-K of Visteon Corporation for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

Detroit, Michigan
May 13, 2004